Exhibit 23.1

CONSENT OF WARREN AVERETT, LLC
Independent Registered Certified Public Accountants
May 21, 2014

The Board of Directors and Shareholders
MCG Capital Corporation

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-137565 and Form S-8 No. 333-167494) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non- Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated April 30, 2014 relating to the consolidated financial statements of Radiopharmacy Investors, LLC and Subsidiaries that are included in the Form 8-K filed by MCG Capital Corporation on May 21, 2014.

/s/ Warren Averett, LLC
Tampa, Florida
May 21, 2014